Exhibit 2.1
Description of Securities registered under Section 12 of the Exchange Act

DESCRIPTION OF CAPITAL STOCK AND BYLAWS

Overview
Our legal and commercial name is Corporación Inmobiliaria Vesta, S.A.B. de C.V. We are incorporated as a variable capital publicly-traded stock corporation (sociedad anónima bursátil de capital variable), and our corporate existence is indefinite.
We were organized and commenced operations in 1998 as a Mexican limited liability variable capital company (sociedad de responsabilidad limitada de capital variable). In 2001, we acquired and merged into QVC III, a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable) organized in 1996. After the merger, our controlling shareholders controlled QVC III, as the surviving company, and we changed our name to Corporación Inmobiliaria Vesta, S. de R.L. de C.V. On April 29, 2011, we agreed to merge with CIV Real Estate S. de R.L. de C.V., a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable), and the merger became effective on May 11, 2011. On May 31, 2011, our shareholders approved our transformation into a variable capital stock corporation (sociedad anónima de capital variable), which became effective on July 4, 2011. At our ordinary and extraordinary shareholders’ meeting held on September 23, 2011, which was continued on October 26, 2011, our shareholders approved our adoption of the legal regime applicable to a variable capital publicly-traded stock public corporation (sociedad anónima bursátil de capital variable), the amendment of our bylaws to comply with the Mexican Securities Market Law (Ley del Mercado de Valores) and to add provisions customary for other Mexican public companies, and the change of our name to Corporación Inmobiliaria Vesta, S.A.B. de C.V. At our ordinary and extraordinary shareholders’ meeting held on July 16, 2021, our bylaws were amended to comply with certain requirements of Mexican law,at our extraordinary shareholders’ meeting held on March 30, 2023, our bylaws were further amended to specifically provide for the issuance and placement of ADSs by the Company, and at our extraordinary shareholders’ meeting held on March 21, 2024, our bylaws were further amended to incorporate the most recent changes to the Mexican General Corporations Law (Ley General de Sociedades Mercantiles) and the Securities Market Law, in regards to the use of electronic means to hold shareholders’ board and committee’s meetings and in connection with the faculties of the board of directors in connection with further capital issuances.
Our bylaws, as currently in effect, are on file with the CNBV and the BMV, and are available for inspection on the BMV’s website at https://www.bmv.com.mx/es/emisoras/informcioncorporativa/VESTA-7793-CGEN_CAPIT and our website at www.vesta.com.mx. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part, of this report.
Corporate Purpose
Pursuant to article 2 of our bylaws, our corporate purpose is to engage, among others, in the following activities:
•Promote, incorporate, organize, exploit, acquire and participate in, as well as to dispose of, the capital stock or estate of all kind of companies, joint-ventures, trusts, associations or enterprises, of any nature, having or not legal personality, both Mexican and foreign, as well to participate in their management, dissolution or liquidation.
•Acquire or dispose, and carry out any actions, with respect to any legal rights under any legal title, with respect to shares, interests, partnership interests, equity interest, bonds, obligations, credit instruments, certificates (of any kind), equity interests and any kind of interests, irrespective of their denomination and being subject to the laws of any jurisdiction, of any kind of companies, joint-ventures, trusts, associations or enterprises, of any nature, having or not legal personality, both Mexican and foreign, whether at their incorporation or by subsequent purchase, as well as sell, dispose of and negotiate such shares, interests partnership interests, equity interests or other interests, including any other securities.
•Acquire or dispose of any other actions related to real estate properties of any nature, as well as the lease of all kinds of real estate properties in any market, or to acquire or dispose of the rights to receive any income from leasing those real estate properties.
•Buy, sell, use, dispose, mortgage, use as collateral in any manner, exchange, lease, sublease, possess, transmit, give or receive possession, and in general, exploit any kind of land, office, buildings, storages or industrial facilities, and any kind of movable and/or real estate properties, and/or any rights or interests related to movable and/or real estate properties, whether those movable or real estate properties are owned by us or by other parties, and independently of their location.
Description of Capital Stock
We are a variable capital publicly traded stock corporation organized under Mexican law and, in accordance with Mexican law, our capital stock is divided into a fixed portion and a variable portion, both of which are represented by common shares of a single class of capital stock, with no par value.
On April 27, 2021, we offered 78,916,834 common shares in the United States to qualified institutional buyers as defined under Rule 144A under the Securities Act, in transactions exempt from registration thereunder and in other countries outside of Mexico and the U.S. to certain non-U.S. persons in reliance on Regulation S under the Securities Act (the “2021 Equity Offer”). The 2021 Equity Offer was conducted in combination with a public offering of 23,065,218 common shares in Mexico to the general public approved by the CNBV. The per share consideration paid by the joint bookrunners was Ps.39.00, and we paid a per share underwriting service fee of Ps.0.8775. The aggregate gross proceeds of the 2021 Equity Offer amounted to Ps. 4,573,894,962, which we used to develop industrial parks, purchase additional real estate and for working capital purposes.
On July 5, 2023, we completed our initial public offering of 14,375,000 American depositary shares (“ADSs”), representing 143,750,000 of our common shares (including 18,750,000 common shares pursuant to the full exercise of the underwriters’ option to purchase additional shares). The initial public offering generated net proceeds to us of approximately US$423 million after the underwriting commissions and estimated offering expenses payable by us. We used the net proceeds from the offering to fund our growth strategy, including the acquisition of land or properties and related infrastructure investment and the development of industrial buildings.
On December 13, 2023, we completed a follow-on offering of 4,250,000 ADSs, representing 42,500,000 of our common shares. The follow-on offering generated net proceeds to us of approximately US$143.1 million after the underwriting commissions and estimated offering expenses payable by us. We used the net proceeds from the offering to fund our growth strategy, including the acquisition of land or properties and related infrastructure investment and the development of industrial buildings.
As of December 31, 2025, our paid-in capital (excluding retained earnings) amounted to US$579,978,180 million and was divided into 854,615,444 common shares, of which 5,000 common shares represented the fixed portion of our capital stock, 846,004,830 common shares represented the variable portion of our capital stock and 8,605,614 common shares were being held in trust in connection with our Long-Term Incentive Plan. As of December 31, 2025, we held 29,870,992 treasury shares, which are not counted as part of any of the common shares referenced in the prior sentence.
Changes to our Capital Stock
The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and only if our bylaws are concurrently amended to reflect the new fixed portion of our capital stock. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general ordinary shareholders’ meeting, without any such increase or decrease requiring an amendment to our bylaws. Increases or decreases in the fixed or variable portion of our capital stock must be recorded in our registry of capital variations. New common shares cannot be issued unless all of the then-issued and outstanding common shares have been paid in full and the then existing treasury shares have either been cancelled or reissued. Ownership of newly issued common shares, issued in connection with any capital stock increase, is reflected as set forth below under “Registration and Transfer.”
Registration and Transfer
All of our common shares are deposited with Indeval in the form of global securities. Accounts may be maintained at Indeval by Mexican and non-Mexican brokers, banks and other financial institutions and entities authorized to be participants at Indeval. We will only recognize as our shareholders persons holding common shares through a participant at Indeval, as evidenced by the deposit certificates issued by Indeval and the relevant supplementary certificates issued by Indeval participants that act as custodians for shareholders. Although we are required to maintain a stock registry that reflects our shareholders that hold stock certificates in physical form, Indeval in effect maintains such stock registry as all of our shares are deposited at Indeval.
Description of Bylaws
Shareholders’ Meetings and Voting Rights
General shareholders’ meetings may be ordinary or extraordinary. In addition, holders of common shares of a given class may hold special meetings to consider matters affecting that particular class. However, because we have a single class, our shareholders will not be able to hold special meetings.
General extraordinary shareholders’ meetings are called to consider:
•the extension of our duration;
•our voluntary dissolution;
•any increase or decrease in the fixed portion of our capital stock;
•any change in our corporate purpose;
•a change of our nationality;
•our transformation into another type of corporate entity;
•our merger with any other corporate entity;
•any issuance of common shares with any special privileges or preferences;
•any redemption of common shares;
•any amendments to our bylaws;
•any other matter requiring approval at such a meeting in accordance with Mexican law or our bylaws;
•the cancellation of the registration of our common shares at the RNV or at any stock exchange; or
•any issuance of treasury shares for future sale in connection with a public offering.
General ordinary shareholders’ meetings are called to consider any matter which is not reserved for approval at an extraordinary meeting. We must hold a general ordinary shareholders’ meeting at least once a year, within four months from the end of each fiscal year, to consider the approval of our financial statements for the previous year and the annual reports submitted by our Chief Executive Officer (and our Board of Directors) and each of the Audit and Corporate Practices Committees, to elect our directors and appoint the chairpersons of our Audit and Corporate Practices Committees, to determine whether directors may be considered independent, to determine the allocation of our net profits for the previous year (including, as the case may be, the payment of dividends) and to determine the maximum amount that may be used to repurchase our own common shares (including common shares underlying ADSs). A general ordinary shareholders’ meeting must also be called to consider the approval of any transaction (or series of related transactions which by reason of their nature may be deemed to constitute a single transaction) representing 20.0% or more of our consolidated assets in any fiscal year, based on our interim financial statements as of the end of the most recent quarter.
The quorum for a general ordinary shareholders’ meeting is 51.0% of our outstanding common shares and action may be taken by the affirmative vote of a majority of the common shares present. If there is no quorum, a second or subsequent meeting may be called. The quorum for any such meeting is also 51.0% of our outstanding common shares and action may be taken by the affirmative vote of a majority of the common shares present.
The quorum for a general extraordinary shareholders’ meeting is 75.0% of our outstanding common shares. If there is no quorum, a second meeting may be called. The quorum for any such meeting is 51.0% of our outstanding common shares. Action at an extraordinary shareholders’ meeting, whether held upon first or subsequent call, may be taken by the affirmative vote of more than half of our outstanding common shares, except that any action on the amendment of the transfer restrictions set forth in our bylaws must be approved by the affirmative vote of no less than 80.0% of our outstanding common shares, and any action on the cancellation of the registration of our common shares at the RNV or at any stock exchange, must be approved by the affirmative vote of no less than 95.0% of our outstanding common shares.
Shareholders’ rights may only be modified by amending our bylaws. A resolution of the extraordinary shareholders’ meeting is required to amend our bylaws.
Holders of our common shares do not have different voting rights. In addition, holders of our common shares have no cumulative voting rights. Under the Mexican Securities Market Law and our bylaws, any holder of at least 10.0% of our outstanding common shares is entitled to appoint one member of our Board of Directors.
Under Mexican law and our bylaws, shareholders’ meetings may be called (i) by our Board of Directors, (ii) by the Chairman of the Board of Directors, (iii) by our corporate secretary, (iv) at the request of any holder of 10.0% or more of our outstanding common shares, which request must be addressed to the Chairman of the Board of Directors or the Chairman of our Audit or Corporate Practices Committee, (v) a Mexican court of competent jurisdiction if our Board of Directors or Audit Committee or Corporate Practices Committee does not call a meeting following a valid request from a holder of 10.0% or more of our outstanding common shares, (vi) by the Chairman of our Audit Committee or Corporate Practices Committee and (vii) by the Board of Directors or the Chairman of our Audit or Corporate Practices Committee at the request of any shareholder, if no ordinary meeting has been held for two consecutive years or if the ordinary meetings held during such period did not consider the matters requiring approval on an annual basis in accordance with applicable Mexican law.
Notices of shareholders’ meetings are published in the Federal Official Gazette or in one of the largest newspapers by circulation therein (and on a website maintained by the Mexican Ministry of Economy), at least 15 days prior to the relevant meeting; calls must also be published at any Mexican stock exchange on which our common shares are traded. Notices will include the place, date and time for the meeting, as well as the agenda. Information about each of the items on the agenda for a meeting are required to be made available to our shareholders, at our corporate headquarters, beginning on the date of publication of notice of the meeting. To attend a shareholders’ meeting, shareholders must present evidence of the deposit of their common shares with a financial institution, Indeval or another authorized securities depository, together with a certificate of deposit issued by the applicable financial institution, a participant at Indeval or another securities depository and obtain a pass to attend the meeting.
Except as otherwise indicated in this report, there are no limitations on the rights to own securities of the Company, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by Mexican law or by our bylaws.

Preemptive Rights
Under Mexican law and our bylaws, if we issue new common shares in connection with a capital increase, our shareholders will have a preemptive right to purchase such common shares, except in certain circumstances described below. Generally, if we issue additional common shares, our shareholders will be entitled to purchase a sufficient number of common shares to maintain their existing ownership percentages. Shareholders must exercise their preemptive rights within the period of time specified at the shareholders’ meeting at which the issuance of additional common shares was approved, which may not be less than 15 days counted from the publication of the relevant notice in the Federal Official Gazette of Mexico or in one of the largest newspapers by circulation in Mexico. Under Mexican law, preemptive rights cannot be waived in advance, nor may such rights be represented by a security or negotiated or distributed, independently from the underlying shares.
Preemptive rights will not be available to our shareholders in the event of (i) issuance of new common shares, securities or instruments representing such shares, in connection with a merger, (ii) placement of common shares, securities or instruments representing such shares, which, were previously repurchased by us through the BMV and were being held as treasury shares as reported in our balance sheet, (iii) issuance of new common shares, securities or instruments representing such shares, for sale among public investors in connection with a public offering, through a stock exchange, in accordance with the Mexican Securities Market Law and other applicable provisions, authorized by our shareholders or by resolution of the board of directors, as long as such shares are registered in the Mexican National Securities Registry, including placements through public offerings of common stock certificates, linked units, ADSs or ADRs, (iv) issuance of new common shares, securities or instruments representing such shares, in connection with the conversion of convertible securities, and (v) shares permitted to be placed by our Board of Directors without preemptive rights being applicable due to a delegation by the general shareholders' meeting.
Restrictions on Certain Transfers
Our bylaws provide that (i) any acquisition of common shares (or any instrument representing common shares, including ADSs) that would result in the beneficial ownership of 9.5% of our capital stock or any multiple thereof by a person or group of persons, directly or indirectly, (ii) any agreement providing for the establishment or adoption of a vote pooling mechanism, or an arrangement to vote as a group or in concert, or which would result in the beneficial ownership, of 20.0% or more of our capital stock or in a change of control of our Company (as measured by votes that may be cast, pursuant to an agreement between shareholders or directly, or as a result of direct or indirect ownership), or (iii) any direct or indirect acquisition of common shares (or any instrument representing common shares, including ADSs) by a competitor that would result in such competitor holding 9.5% or more of our capital stock, must be previously approved in writing by our Board of Directors. Our Board of Directors must approve or disapprove the transaction within 90 days from the receipt of notice thereof, provided it has received all the information that is necessary to make a determination. The information required to make any such determination includes the number of common shares intended to be acquired or the subject matter of the arrangement, the identity and nationality of the persons and group of persons involved (including the ultimate beneficiaries) and whether or not they are competitors, the purpose of the acquisition or transactions, the source of the necessary funds, and a copy of the report or public document necessary in connection with the transaction.
If the acquisition or joint arrangement is approved by 75.0% of the members of our Board of Directors that are not affected by any conflict of interests, and results in the beneficial ownership of 20.0% or more of our common shares by a shareholder or group of shareholders, or in a change of control of our Company, the buyer or member of the joint arrangement will be required to conduct a public tender offer to purchase 100.0% of our outstanding common shares for a price equal to the greater of (x) the book value per share pursuant to our most recent quarterly financial statements as approved by our Board of Directors and filed with the CNBV and the BMV, (y) the highest published closing price for our common shares on the BMV during the 365-day period preceding the date of the request for approval of the transaction by the Board of Directors or the date of such approval, and (z) the highest purchase price per share ever paid by the person intending to acquire the common shares or enter into the joint arrangement, directly or indirectly, individually or together with others, plus, in each case, a premium equal to 20.0% of the purchase price per share, which premium may be increased or reduced by our Board of Directors taking into consideration the opinion of an investment bank of recognized standing. The public tender offer is required to be completed within the 90 days following the authorization of the Board of Directors.
In the event of any such acquisition of common shares or the execution of any such voting agreement without the requisite approval, our Board of Directors may take, among others, the following actions: (i) reverse the transaction and require mutual restitution by its parties where practicable, or (ii) demand that the common shares be sold to a pre-approved third party at such minimum reference price as our Board of Directors may determine. In addition, pursuant to our bylaws the relevant buyer or group of buyers will forfeit its voting rights in respect of the relevant common shares at any shareholders’ meeting.
Change of Control
Pursuant to the Mexican Securities Market Law, in addition to obtaining the prior approval of our Board of Directors, any person or group of persons intending to acquire, directly or indirectly, in a single transaction or a series of related transactions, the control of our Company (through common shares or any instrument representing our common shares), will be required to conduct a tender offer for 100.0% minus one of our outstanding common shares at a purchase price equal to the greater of (i) the average trading price per share for the 30 trading days preceding the offer, or (ii) the book value per share most recently reported. For these purposes, “control” is defined by the Mexican Securities Market Law as (i) the ability to impose decisions, directly or indirectly, at a shareholders’ meeting, (ii) the right to vote 50.0% or more of our common shares, or (iii) the ability to determine, directly or indirectly, the course of our management’s strategy or policies.
Our Board of Directors is required to opine with respect to the purchase price in the tender offer, taking into consideration the opinion of our Corporate Practices Committee and, if necessary, the opinion of an independent expert. Our directors and Chief Executive Officer must disclose to the public whether they intend to tender their common shares in connection with the tender offer.
Dividends
Pursuant to Mexican law and our bylaws, prior to any distribution of dividends we must allocate at least 5.0% of our net profits to a legal reserve fund, until the amount of such fund equals 20.0% of our paid-in capital. Our shareholders may allocate additional amounts to other reserve funds, including a fund for the repurchase of our own common shares. The remainder of our net profits, if any, is available for distribution as dividends. However, we may not distribute dividends until after any losses from previous years have been fully paid or offset.
On March 23, 2021, our general ordinary and extraordinary shareholders’ meeting approved a dividend policy applicable for the years 2021 to 2026. This dividend policy consists of the distribution of up to 75% of our distributable profit each year. For purposes of this dividend policy, “distributable profit” means the profit (loss) before taxes each year, adjusted by non-cash items and certain budgeted capital expenses or investments for such purpose, that is, the profit (loss) before income taxes, adjusted by the addition or subtraction, as the case may be, of depreciation, exchange gain (loss) – net, gain (loss) on revaluation of investment property, other non-cash gains (losses), repayment of loans, income taxes paid, and the budgeted expenses for properties for the following year. All the dividends declared under this policy will be declared in U.S. dollars but will be paid using the exchange to pesos published by the Mexican Central Bank the day prior to the date on which the dividend is paid.
Non-resident holders of our common shares receive their dividends from their custodians and, if applicable, sub-custodians, without having to take any specific action, as specified in the applicable custody or similar agreements; if dividends distributions from us were received by custodians or subcustodians, non-resident holders would be entitled to cause their respective custodians or subcustodians to transfer amounts to distribute the applicable amounts. This mechanism relies on Mexican law and practice, pursuant to which dividends are paid by us to Indeval, for further distribution to each custodian or sub-custodian, as applicable. Because of the existence of this mechanism, we do not need to appoint a paying or similar agent in Mexico, for payments of dividends under our common shares to be made to non-resident holders. The procedures for holders of our ADSs to receive dividends are described in “Description of the American Depositary Shares—Dividends and Other Distributions.

Share Repurchases
Pursuant to the Mexican Securities Market Law and our bylaws, we may repurchase our own common shares (i) in connection with a reduction of our capital or (ii) using our retained earnings. In the event of a reduction of our capital, the repurchase would affect all of our shareholders on a pro rata basis. Generally, we are permitted to repurchase our own common shares through the BMV, at their then prevailing market price. Our share repurchase fund, which is approved on a yearly basis, is aimed at (i) enabling us to pay dividends to our shareholders in future years, subject to the approval of any such payment of dividends at a general shareholders’ meeting, and (ii) increasing the market liquidity of our common shares.
For so long as we hold in treasury any repurchased common shares, we will not be permitted to exercise the economic and voting rights pertaining to them and such common shares will not be deemed outstanding for purposes of the determination of the quorum and vote requirements at any shareholders’ meeting. We do not require approval from our Board of Directors to repurchase any of our own common shares. However, the maximum amount that may be allocated to repurchase our common shares must be approved by our shareholders at a general ordinary shareholders’ meeting (on an annual basis), may not exceed retained earnings, and our Board of Directors must appoint one or more individuals authorized to carry out the repurchase. Share repurchases must be carried out and reported and disclosed in accordance with the Mexican Securities Market Law. If we intend to repurchase common shares representing 1.0% of our outstanding capital stock during a single trading session, we will be required to disclose to the public such intention at least 10 minutes ahead of any bid for such common shares. If we intend to repurchase common shares representing 3.0% or more of our outstanding capital stock over a rolling period of twenty trading days, we will be required to conduct a public tender offer for such common shares.
Dissolution or Liquidation
The Company may be dissolved upon occurrence of any of the events described in Article 229 of the Mexican Corporations Law, any other provision replacing it from time to time and other applicable law, namely: (i) the expiration of its term; (ii) if the Company’s purpose may no longer be satisfied; (iii) by resolution of the extraordinary shareholders’ meeting; (iv) if the Company loses 2/3 of its paid in capital; or (v) as a result of the resolution of an administrative or judicial authority. Once the Company has been dissolved under any of the circumstances described above, it shall be placed in liquidation, which would be administered by one or more liquidators, who in such case shall act together as determined by resolution at a general shareholders’ meeting. The liquidator or liquidators will proceed with the liquidation and the pro rata distribution of the proceeds of the remaining assets of the Company, if any, to shareholders.
Certain Minority Protections
As required by the Mexican Securities Market Law, our bylaws afford various protections to our minority shareholders. These minority protections include provisions that permit:
•holders of 5.0% or more of our outstanding common shares to bring civil liability action against one or more of our directors (for the benefit of the Company and not for the plaintiff, as a derivative suit), for any damages or losses suffered by our Company as a result of a breach of the directors’ duty of loyalty or duty of care. The statute of limitations for this type of action expires in five years.
•holders of at least 10.0% of our outstanding share capital to:
•request that a shareholders’ meeting be called,
•request the deferral of any decision on a matter with respect to which they have not been sufficiently informed, and
•appoint one member of our Board of Directors and an alternate; and
•holders of 20.0% of our outstanding voting common shares to challenge any action taken at a shareholders’ meeting and seek an court injunction to prevent its execution, provided that (i) the action was taken in violation of Mexican law or our bylaws, (ii) the plaintiff did not attend the meeting or voted against the action, and (iii) the complaint is filed within 15 days from the adjournment of the meeting at which the action was taken and the plaintiff has posted guaranty in respect of any damage we may suffer as a result of the suspension of the execution of the action if the court ultimately rules against the plaintiff. These provisions have seldom been invoked in Mexico and, accordingly, there can be no certainty as to the manner in which the relevant court would address the complaint.
Other Provisions
Duration
Our corporate existence under our bylaws is indefinite.
Conflicts of Interests
Under Mexican law, any shareholder who votes on a transaction in which his interests are in conflict with ours may be liable for damages, but only if the transaction would not have been approved without such shareholder’s vote.
Any director whose interests in a given transaction are in conflict with ours, must disclose such conflict and refrain from any deliberation or vote in connection therewith. Any director who incurs in a breach of this duty of care may be liable for any damages or loss of profits suffered by our Company as a result.
Exclusive Jurisdiction
With respect to our shareholders, our bylaws provide for the exclusive jurisdiction of the federal courts located in Mexico City, Mexico for the following civil actions:
•any action between us and our shareholders; and
•any action between two or more shareholders or groups of shareholders regarding any matters relating to us.
This exclusive jurisdiction provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may result in increased costs to bring a claim in the federal courts located in Mexico City, Mexico, and discourage lawsuits with respect to such claims. Notwithstanding the foregoing, our shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. If a court were to find the exclusive jurisdiction provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects. The exclusive jurisdiction provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. court would enforce the exclusive jurisdiction provision for actions for breach of fiduciary duty and other claims.
The aforementioned exclusive jurisdiction provision contained in our bylaws is not applicable to holders of ADSs in their capacity as ADSs holders. With respect to holders of ADSs, under the deposit agreement, any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in the United States District Court for the Southern District of New York (or in the state courts in New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable), and you, as a holder of the ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. It is possible that a court could find this type of forum selection provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits.
Cancellation of Registration at the RNV
Pursuant to the Mexican Securities Market Law and our bylaws, if the registration of our common shares at the RNV is cancelled by us or by the CNBV, we will be required to conduct a public tender offer to purchase all of the outstanding common shares being held by our non-controlling shareholders prior to such cancellation. Our controlling shareholders would be jointly liable with us for the satisfaction of this obligation. A “controlling shareholder” is a person who holds a majority of our voting common shares, has the ability to determine the outcome of the decisions at a shareholders’ or board meeting or has the ability to appoint a majority of the members of our Board of Directors. The purchase price must be equal to all shareholders and must be the greater of (i) the last book value per share reported in a quarterly report to the CNBV and the BMV, and (ii) the average volume-weighted price per share during the last thirty trading days at the BMV. If the cancellation of the registration is ordered by the CNBV, the tender offer must be commenced within 180 days from the cancellation order. If we wish to cancel the registration, such cancellation must be approved by the holders of 95.0% of our outstanding common shares. If the registration of our common shares is cancelled, there will be no market for our common shares or the ADSs. In such event, holders of common shares will receive cash for their common shares at the aforementioned purchase price, and with respect to holders of ADSs, the depositary will receive cash in respect of shares underlying the canceled ADSs, for further distribution to holders of ADSs.
Our Board of Directors will be required to issue an opinion with respect to the fairness of the purchase price, taking into consideration the interests of the minority, and the opinion of our Corporate Practices Committee. The opinion of our Board of Directors may be accompanied by a fairness opinion from an independent expert.
Listing
Our ADSs are listed on the New York Stock Exchange under the symbol “VTMX”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A. (“Citibank”) agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Citi Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Citi Mexico, a bank organized under the laws of the United Mexican States, located at Prolongacion Paseo de la Reforma 1196, Colonia Santa Fe, Cuajimalpa de Morelos, C.P. 05348, Mexico City, Mexico.
We appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-272542 when retrieving such copy. We are providing you with a summary description of the material terms of the ADSs and of the material rights of an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement. Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 10 common shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADSs owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADSs owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement. Owners of ADSs, become a party to the deposit agreement and therefore are be bound to its terms and to the terms of any ADR that represents their ADSs. The deposit agreement and the ADR specify our rights and obligations as well as the rights and obligations of an owner of ADSs and those of the depositary bank. ADSs holders appoint the depositary bank to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the United Mexican States, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require ADSs owners to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADSs owners are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on ADS owners’ behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
We will not treat ADSs owners as one of our shareholders and ADSs owners will not have direct shareholder rights. The depositary bank will hold on ADSs owners’ behalf the shareholder rights attached to the common shares underlying their ADSs. ADSs owners will be able to exercise the shareholders rights for the common shares represented by their ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement ADSs owners will need to arrange for the cancellation of their ADSs and become a direct shareholder.
The manner in which ADSs owners own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect their rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to them. ADSs owners may hold their ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary bank in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If ADSs owners decide to hold their ADSs through their brokerage or safekeeping account, they must rely on the procedures of their broker or bank to assert their rights as ADS owners. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit their ability to exercise their rights as an owner of ADSs. ADSs owners shall consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes the owner of ADSs has opted to own the ADSs directly by means of an ADS registered in its name and, as such, we will refer to such owner as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the United Mexican States.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares
Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders. Pre-emptive rights related to the subscription for additional common shares, including form, negotiability and distribution, are governed under Mexican law and are described under “Description of Capital Stock and Bylaws--Description of Bylaws--Preemptive Rights.”
The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.
The depositary bank will not distribute the rights to you if:
•We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•We fail to deliver satisfactory documents to the depositary bank; or
•It is not reasonably practicable to distribute the rights.
The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the United Mexican States would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:
•We do not request that the property be distributed to you or if we request that the property not be distributed to you; or
•We do not deliver satisfactory documents to the depositary bank; or
•The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Common Shares
The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Common Shares
Upon completion of an offering, the common shares being offered pursuant to the relevant prospectus will be deposited by us with the custodian.  Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the relevant prospectus. After the completion of the offering, the common shares that are being offered for sale pursuant to the relevant prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.
After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and United Mexican States legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:
•The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.
•You are duly authorized to deposit the common shares.
•The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).
•The common shares presented for deposit have not been stripped of any rights or entitlements.
If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:
•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•provide any transfer stamps required by the State of New York or the United States; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Common Shares Upon Cancellation of ADSs
As a holder, you are entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and the United Mexican States law considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
•Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.
•Obligations to pay fees, taxes and similar charges.
•Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Capital Stock and Bylaws”.
At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from the holders of ADSs. If the depositary does not receive voting instructions from a holder of ADSs as of the applicable ADS record date on or before the date established by the depositary for such purpose, such holder will be deemed, and the depositary will deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities represented by ADSs; provided, however, that no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists or (c) the rights of holders of securities represented by ADSs may be adversely affected.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement (some of which may be cumulative):

Fees:	Service:
Up to U.S. 5¢ per ADS issued
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS(s)-to-common share ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares)

Up to U.S. 5¢ per ADS cancelled	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-common share ratio, or for any other reason)
Up to U.S. 5¢ per ADS held Up to U.S. 5¢ per ADS held Up to U.S. 5¢ per ADS held
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs

Distribution of financial instruments, including without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)

Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank	ADS Services

Up to U.S. 5¢ per ADS (or fraction thereof) transferred	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)
Up to U.S. 5¢ per ADS (or fraction thereof) converted
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)

As an ADS holder you will also be responsible to pay certain charges (some of which may be cumulative) such as:
•taxes (including applicable interest and penalties) and other governmental charges;
•the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;
•certain cable, telex and facsimile transmission and delivery expenses;
•the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;
•the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, ADSs and ADRs;
•the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and
•the amounts payable to the depositary bank by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.
ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Amendment and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary bank may, with our consent, and shall, at our instruction, distribute to owners of ADSs the deposited property in a mandatory exchange for, and upon a mandatory cancellation of, the ADSs. The ability to receive the deposited property upon termination of the deposit agreement would be subject, in each case, to receipt by the depositary bank of (i) confirmation of satisfaction of certain U.S. regulatory requirements and (ii) payment of applicable depositary fees. The depositary bank will give notice to owners of ADSs at least 30 calendar days before termination of the deposit agreement. Owners of ADSs would be required to surrender ADSs to the depositary bank for cancellation in exchange for the deposited property.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liability
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:
•We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any financial transaction entered into by any person in respect of the ADSs or any deposited property for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our By-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our By-laws or in any provisions of or governing the securities on deposit.
•We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.
•We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
•Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:
•Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of the United Mexican States.
As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.